Exhibit 1

                                                        STRETTAMENTE RISERVATO

                   CONTRATTO DI COMPRAVENDITA AZIONARIA
                                     E
                           IMPEGNI DI STABILITA


Il Gruppo Bancario San Paolo S.p.A. con sede in Torino, Galleria San Federico 16, cod. fisc. n. 06210270010. in persona del suo presidente, prof. Gianni Zandano, che firma in esecuzione della delibera del Consiglio di Amministrazione del 30 gennaio 1997 che in copia per estratto si allega a questo contratto come Allegato 1,
                                                               - la Holding
                                     E

il Banco Santander SA con sede in Santander, Spagna, Paseo de Pereda 9-12 ("Santander"), in persona del suo presidente, D. Emilio Botin-Sanz de Sautuola y Garcia de los Rios, il quale interviene in forza dei poteri conferitigli dalla riunione del Comitato Esecutivo del 21 aprile 1997;

                                     e

la sua controlata al 100% Itasant, Sociedade Gestora de Participacoes Sociais, Sociedade Unipessoal, Lda ("Itasant"), con sede in Madeira, Avenida Arriaga 30-3 H, Funchal, in persona del Henrique Leca il quale interviene in forza dei poteri conferitigli dalla corrispondente riunione del Consiglio di Amministrazione;
                                                         insieme l'Acquirente

                               PREMESSO CHE
- la Holding e interamente posseduta dalla Compagnia di San Paolo (la "Compagnia"):

- la Holding possiede n. 535.126-794 azioni ordinarie dell'Istituto Bancario San Paolo di Torino S.p.A. (la "Banca ") corrispondenti al 65,58% del capitale azionario;

- in data 30 gennaio 1997 il Consiglio di Amministrazione della Holding ha approvato un piano di privatizzazione (il "Piano Di Privatizzazione") della Banca, finalizzato al raggiungimento dell'obiettivo prioritario di trasformare la stessa in societa ad azionariato diffuso. Il Piano Di Privatizzazione si articola in due momenti:

o Fase I. Cessione da parte della Holding di circa il 20% del capitale della Banca tramite un collocamento privato finalizzato alla creazione di una componente di azionisti di natura stabile, tra loro non collegati da alcun accordo, ciascuno dei quali non potra detenere piu del 5% del capitale azionario ordinario della Banca ;

o Fase II. Offerta globale (l' "Offerta Globale") di azioni della Banca , per un ammontare pari a circa il 25% del capitale, da realizzarsi mediante un'offerta pubblica di vendita in Italia (l' "Offerta al Pubblico") ed un collocamento destinato ad investitori professionali italiani ed esteri (l' "Offerta Istituzionale") .

Lo stesso Consiglio di Amministrazione ha autorizzato il presidente prof. Gianni Zandano a porre in essere quanto utile e necessario per l'esecuzione del Piano Di Privatizzazione;

- sempre in data 30 gennaio 1997 il Consiglio Generale della Compagnia ha espresso orientamento favorevole sull'ipotesi di privatizzazione della Banca tenuto conto delle linee generali del suddetto Piano Di Privatizzazione;

- con decreto in data 12 febbraio 1997 il Ministro del Tesoro, ai sensi e per gli effetti dell'art. 1, comma 4, della legge 26 novembre 1993, n 489, come modificato dall'art. 1, comma 7-ter, della legge 30 luglio 1994, n. 474, ha accertato, ai soli fini fiscali, la conformita alle direttive del medesimo Ministro del Tesoro del 18 novembre 1994 della determinazione del 30 gennaio 1997 della Compagnia ;

- in data 11 marzo 1997 il Consiglio Generale della Compagnia ha dato mandato al suo presidente, dr. Gianni Merlini, di concerto con il prof. Gianni Zandano, di condurre trattative e definire accordi di stabilita con azionisti terzi, specificando altresi che il Consiglio Generale della Compagnia avrebbe provveduto ad assumere specifiche e conformi delibere ai sensi del ricordato d.m. del 12 febbraio 1997;

- sempre in data 11 marzo 1997 il Consiglio di Amministrazione della Holding ha deliberato di procedere all' Offerta Globale;

- al completamento del Piano Di Privatizzazione il capitale della Banca sara cosi composto: una quota pari a circa il 20% sara detenuta dalla Holding; circa un altro 20% sara detenuto da azionisti stabili, ciascuno dei quali non potra detenere piu del 5%; la parte restante del capitale, pari a circa il 60%, sara sul mercato;

- a partire dal Regolamento dell'offerta e fino al giorno successivo all'assemblea che rinnovera il Consiglio di Amministrazione della Banca in scadenza con l'approvazione del bilancio per l'esercizio al 31 dicembre 2000, la Holding limitera, nei modi e nei termini indicati nell'Allegato 2, l'esercizio dei diritti di voto sulle azioni in suo possesso eccedenti il 5% del capitale ordinario della Banca (le "Azioni Eccedenti") nonche la libera disponibilita delle stesse, nei modi e nei termini indicati al punto 6.3;

- in data 16 aprile 1997 la Compagnia ha deliberato in via definitiva il Piano di privatizzazione e ha autorizzato la Holding a concludere il presente contratto di compravendita azionaria e impegni di stabilita (si allega estratto della delibera - Allegato 3 - unitamente al Protocollo di Investimento Istituzionale - Allegato 4);

- gli impegni relativi al divieto di acquisto, di vendita, di conclusione di accordi parasociali, nonche l'impegno della Holding a limitare l'esercizio di propri diritti di voto e a limitare la libera disponibilita delle Azioni eccedenti (di cui ai punti 6, 8 e 9) sono ritenuti conformi anche all'interesse della Banca per salvaguardarne in ogni caso la, gestione sana e prudente, degli attuali azionisti di minoranza e di coloro che aderiranno all'Offerta Globale;

- l'Acquirente conosce gli elementi fondamentali del Piano di privatizzazione;

- per quanto sopra l'Acquirente ha ricevuto da Morgan Stanley & Co. Ltd.. intermediario incaricato dalla Holding di assisterla nella dismissione, le informazioni richieste;

                           PREMESSO ALTRESI' CHE

- con contratto concluso in data 2 giugno 1995 la Holding ha ceduto all'Istituto Mobiliare Italiano S.p.A. ("IMI"), n. 14.858.618 azioni ordinarie della Banca corrispondenti all'1.82% del capitale azionario della stessa;

- con contratto concluso in data 6 giugno 1996 la Holding ha concesso all'IMI un diritto di opzione per l'acquisto di un numero di azioni pari al 3% del capitale ordinario della Banca ad un prezzo di lire 10.300 per azione, da esercitarsi entro il 30 giugno 1997;

- con contratto concluso in data 29 giugno 1995 la Holding ha ceduto alla Compagnie de Suez n. 3.714.655 azioni ordinarie della Banca , corrispondenti allo 0,46% del capitale ordinario della stessa, impegnandosi a comunicare preventivamente la conclusione di eventuali accordi con azionisti della Banca ;

- in data odierna la Holding e la Kredietbank N.V. hanno stipulato un contratto di compravendita azionaria ed impegni di stabilita avente contenuto analogo al presente, risolutivamente condizionato all'approvazione del Consiglio Generale della Compagnia , da conseguirsi entro il 15 luglio 1997;

                             *   *   *   *   *

- l'Acquirente possiede, direttamente o indirettamente, n. 31.091.118 azioni ordinarie della Banca corrispondenti al 3,81% circa del capitale azionario della stessa;

- con contratto concluso in data 26 giugno 1995 la Holding ha concesso all'Acquirente un diritto di opzione per l'acquisto di un numero di azioni pari al 3% del capitale ordinario della Banca ad un prezzo di lire 10.300 per azione, da esercitarsi entro il 30 giugno 1997 e che sono stati assunti tra le parti una serie di impegni relativi alla stabilita del rapporto partecipativo (Allegato 5);

- e intenzione dell'Acquirente esercitare, tramite il presente contratto, il suddetto diritto di opzione che permettera allo stesso, in deroga al principio generale sopra descritto, di possedere un numero di azioni pari a circa il 6,81% del capitale ordinario della Banca;

- e intenzione delle parti sostituire, con le sole eccezioni di seguito specificate, gli accordi di cui all'Allegato 5 con le disposizioni del presente contratto;

                          E PREMESSO ALTRESI'CHE

nel presente contratto

- per Azioni si intendono n.24.479.786 azioni ordinarie della Banca, godimento 1 gennaio 1996, pari al 3% del capitale ordinario della stessa, oggetto del presente contratto:

- per Data di Regolamento si intende il quinto giorno libero successivo al rilascio del nulla osta da parte della Consob per il deposito del prospetto informativo relativo all'Offerta al Pubblico, di cui la Holding si impegna a dare pronta comunicazione all'Acquirente o il ricevimento dell'autorizzazione della Banca d'Italia all'acquisto delle Azioni, se successivo, di cui l'Acquirente si impegna a dare pronta comunicazione alla Holding;

- per Regolamento dell'Offerta si intende il giorno in cui avverra il pagamento delle azioni collocate nell'Offerta al Pubblico, che in ogni caso non potra essere oltre il 23 dicembre 1997;

          Tutto Cio'considerato E Premesso Le Parti Stipulano Che

1.    Premesse ed allegati

1.1 La premesse e gli allegati formano parte integrante ed inscindibile del presente contratto, che costituisce la manifestazione integrale di tutte le intese intervenute tra la Holding e l'Acquirente in merito al suo oggetto.

2.    Ogetto

2.1 Oggetto del presente contratto e la vendita, connessa all'esercizio dell'opzione di cui in premessa, dalla Holding all'Acquirente delle Azione, nonche l'assunzione di impegni di stabilita, nei termini e con le modalita di seguito specificate;

2.2 il pagamento del prezzo e il trasferimento delle Azioni avranno luogo secondo quanto previsto ai successivi punti 4 e 5;

2.3 per quanto occorrer possa, l'acquirente dichiara di aver preso visione del progetto di bilancio della Banca e del consolidato di gruppo per l'esercizio chiuso at 31 dicembre 1996 approvati dal Consiglio di
Amministrazione in data 25 marzo 1997;

2.4 la Holding dichiara che le Azioni sono di sua piena ed esclusiva proprieta e libere da diritti e vincoli di/o a favore di terzi.

3.    Il Prezzo

3.1 Il prezzo da corrispondere per ciascuna delle Azioni, in virtu del diritto di opzione di cui in premessa, e pari a lire 10.300 (globalmente il "Prezzo").

4.    Pagamento

4.1   Il pagamento del Prezzo avviene in unica soluzione alla Data di
Regolamento.

5.    Modalita di trasferimento delle Azioni

5.1 La Holding, alla Data di Regolamento, deposita le Azioni, girate a favore di ITASANT, sul conto n. 825/830.550, presso la Banca , filiale di Torino, Piazza San Carlo 156, intestato alla stessa Itasant;

5.2 l'Acquirente, alla Data di Regolamento, versa il Prezzo sul conto n. 700/10/517960 presso la Banca , Filiale di Torino, Piazza San Carlo 156.

6.    Impegni della Holding

6.1 La Holding limita, nei modi e nei termini indicati nell'Allegato 2, 1'esercizio dei diritti di voto relativi alle Azioni Eccedenti. A maggiore garanzia della irrevocabilita del suddetto impegno, la Holding assumera analogo impegno anche nei confronti dei soggetti che sottoscriveranno l'Offerta al Pubblico, inserendo apposita clausola nel prospetto informativo;

6.2 fatte salve le esigenze di investimenti di portafoglio legati alla gestione della propria liquidita e le facolta ed obblighi assunti in relazione all'Offerta Globale, la Holding si impegna a non accrescere, a qualsiasi titolo e sotto qualsiasi forma, la propria partecipazione, ne direttamente ne indirettamente, per tramite di interposta persona, di societa fiduciaria o societa controllata o tramite i suoi controllanti, intendendosi per controllo quanto previsto dall'art. 23 D.1g. 1 settembre 1993, n. 385;

6.3 la Holding si impegna a non trasferire a qualsiasi titolo, in borsa o fuori borsa, a non cedere in usufrutto, a non costituire in pegno ne vincolare in altro modo, in tutto o in parte, le Azioni Eccedenti salvo che:

(i)    il trasferimento sia a favore (a) dell'Ente controllante ovvero
       (b) di societa controllate a norma dell'art, 2359 c.c, primo comma, punto 1). In tale ultimo caso il trasferimento sara libero a condizione che la Holding ne dia comunicazione all'Acquirente per iscritto con preavviso di almeno 10 giorni e contestualmente consegni una dichiarazione dell'avente causa di accettazione di tutti gli obblighi previsti dal presente contratto. La Holding, qualora si sia avvalsa della facolta prevista dalla presente disposizione, resta comunque obbligata, in caso di cessione della controllata o di riduzione della sua partecipazione in detta societa al di sotto del limite di cui al citato art. 2359 c.c., a riacquistare le azioni della Banca come sopra trasferite;

(ii) la vendita avvenga a seguito dell'esercizio di diritti di opzione detenuti da terzi e concessi dalla Holding anteriormente al 1 gennaio 1997;

       e, a partire da dodici mesi dal Regolamento Dell'Offerta:

(iii) la vendita avvenga tramite offerta al pubblico, in conformita della disciplina vigente;

(iv) la vendita avvenga tramite trattativa privata e: (a) allo stesso acquirente, societa controllate o suoi controllanti, intendendosi per controllo quanto previsto dall'art. 23 D. 1g. 1 settembre 1993
       n. 385, non venga ceduto un numero di azioni superiore al 2% del capitale ordinario della Banca , e (b) a seguito della vendita, l'acquirente ovvero, il soggeto che ne ha il controllo non possegga, direttamente o indirettamente, un numero di azioni superiore al 3% del capitale ordinario della stessa;

6.4 la Holding si impegna a non trasferire a qualsiasi titolo, in borsa o fuori borsa, a non cedere in usufrutto, a non costituire in pegno ne vincolare in altro modo numero 40.799.643 azioni della Banca (pari oggi al 5% del capitale ordinario della stessa), salvo che a favore (a) dell'Ente controllante ovvero (b) di societa controllate a norma dell'art. 2359 c.c, primo comma, punto 1). In tale ultimo caso la Holding, o la societa cui quest'ultima intenda trasferire le azioni della Banca in base alla presente disposizione, dovra comunicare all'Acquirente per iscritto il trasferimento con un preavviso di almeno 10 giorni e contestualmente consegnare allo stesso una dichiarazione dell'avente causa di accettazione di tutti gli obblighi previsti dal presente contratto. La Holding, qualora si sia avvalsa della facolta prevista dalla presente disposizione, resta comunque obbligata, in caso di cessione della controllata o di riduzione della sua partecipazione in detta societa al di sotto del limite di cui al citato art. 2359 c.c., a riacquistare le azioni della Banca come sopra trasferite;

6.5 salvo che per gli accordi gi conclusi e per quelli che verranno conclusi in esecuzione della delibera di cui all'Allegato 3, la Holding si impegna a non stipulare o comunque partecipare a patti ed accordi diversi dal presente, con chiunque e in qualsiasi forma conclusi, neppure a termine, che comportino limitazione del diritto di voto, obblighi o facolta di preventiva consultazione, obblighi circa il trasferimento o l'acquisto di azioni della Banca , obblighi finalizzati a dare unita di indirizzo alla gestione sociale della stessa. Tali limitazioni riguardano tutte le azioni della Banca di cui la Holding sia direttamente o indirettamente titolare. La Holding tuttavia, al fine di favorire la stabilizzazione del titolo San Paolo nei mesi successivi l'Offerta Globale, potra richiedere ai soggetti acquirenti di quote partecipative ricomprese tra lo 0.5% e l'1.5% del capitale azionario, l'impegno a non cedere le azioni acquisite per un periodo di sei mesi a partire dal Regolamento Dell'Offerta;

6.6 la Holding garantisce che tutti gli accordi di stabilita conclusi in esecuzione della delibera di cui all'Allegato 3 avranno contenuto analogo in relazione alle medesime quantita di azioni vincolate;

6.7 la Holding rappresenta e garantisce che le decisioni di investimento adottate da altri acquirenti che hanno stipulato gli accordi di stabilita, non sono condizionate all'assunzione da parte della Banca di impegni contrattuali nei loro confronti tali da configurare situazioni di disparita fra investitori;

6.8 la Holding si impegna a proporre e votare all'assemblea della Banca che sara convocata in prima convocazione il 30 aprile 1997 e occorrendo in seconda il 2 maggio 1997:

(i)  l'aumento del numero dei componenti il Consiglio di
     Amministrazione della Banca dagli attuali 15 fino ad un massimo di 20; e

(ii) la nomina di un amministratore di gradimento dell'Acquirente;

6.9 la Holding si impegns a fare tutto quanto in suo potere affinche il Consiglio di Amministrazione della Banca come sopra allargato, nomini i componenti del nuovo Comitato Esecutivo secondo i seguenti criteri: (i) il Presidente ed il Vicepresidente in carica vengano confermati, (ii) i membri di cui al punto (i) vengano affiancati da un amministratore di indicazione di ciascun soggetto che detenga un numero di azioni vincolate inferiore o uguale al 5% e superiore o uguale al 3% del capitale azionario della Banca.

7.    Dichiarazioni dell'Acquirente

L'Acquirente dichiara e garantisce:

7.1 di essere societa regolarmente costituita ed operante in conformita alle leggi applicabili ed allo statuto sociale, e di aver tutti i requisiti per ottenere le autorizzazioni necessarie all'acquisto delle azioni;

7.2 di non essere in stato di liquidazione o in situazioni che potrebbero condurre all'assoggettamento a procedure concorsuali;

7.3 che il sottoscrittore del presente contratto e munito degli opportuni poteri;

7.4 di possedere, direttamente o indirettamente, n. 31.091.118 azioni ordinarie della Banca, pari al 3,81% circa del capitale ordinario della stessa;

7.5 fatti salvi gli accordi di cui all'Allegato 5, di non partecipare, ne direttamente ne per interposta persona, tramite fiduciari o tramite societa da direttamente od indirettamente controllate o tramite suoi controllanti, intendendosi per controllo quanto previsto dall'art. 23 del D.1g. 1 settembre 1993, n. 385, a patti ed accordi, con chiunque ed in qualsiasi forma conclusi, neppure a termine che comportino limitazione del diritto di voto, obblighi o facolta di preventiva consultazione, obblighi circa il trasferimento o l'acquisto di azioni della Banca, obblighi finalizzati a dare unita di indirizzo alla gestione sociale della stessa;

7.6 di non agire, per l'acquisto delle Azioni, di concerto con altri soggetti e di non agire per conto terzi.

8.    Impegni dell'Acquirente

L'Acquirente si impegna a:

8.1 non esercitare i diritti di voto, in qualsiasi forma acquisiti, per le azioni in suo possesso che eccedono il 5% del capitale ordinario della Banca ;

8.2 premesso che in virtu del presente contratto l'Acquirente possedera un numero di azioni oggi pari al 6.81% circa del capitale ordinario della Banca, a non accrescere, a qualsiasi titolo e sotto qualsiasi forma, la propria partecipazione, ne direttamente ne indirettamente, per tramite di interposta persona, di societa fiduciaria o societa controllata o tramite i suoi controllanti, intendendosi per controllo quanto previsto dall'art. 23 D.Ig. settembre 1993, n. 385. Fermo l'impegno di cui al punto 8.5, qualora la partecipazione dell'Acquirente dovesse ridursi sotto il limite del 5% a non acquistare nuove azioni oltre il limite del 5%;

8.3 non trasferire a qualsiasi titolo, in borsa o fuori borsa, a non concedere in usufrurro, a non costituire in pegno ne vincolare in altro modo, in tutto o in parte n. 40.799.643 azioni ordinarie della Banca (pari oggi al 5% del capitale ordinario della stessa) salvo che a favore della controllante
o di societa controllate da se o dalla sua controllante a norma dell'art. 2359 c.c, primo comma, punto 1). In tal caso l'Acquirente, o la societa cui quest'ultimo intenda trasferire le azioni della Banca in base alla presente disposizione, dovra comunicare alla Holding per iscritto il trasferimento con un anticipo di almeno 10 giorni e contestualmente consegnare alla stessa una dichiarazione dell'avente causa di accettazione di tutti gli obblighi previsti dal presente contratto. L'Acquirente che si sia avvalso della facolta prevista dalla presente disposizione resta comunque obbligato, in caso di cessione della controllata o di riduzione della partecipazione in detta societa al di sotto del limite di cui al citato art. 2359 c.c., a riacquistare le azioni della Banca come sopra trasferite;

8.4 non stipulare o comunque partecipare a patti ed accordi diversi dal presente, con chiunque e in qualsiasi forma conclusi, neppure a termine, che comportino limitazione del diritto di voto, obblighi o facolta di preventiva consultazione, obblighi circa il trasferimento o l'acquisto di azioni della Banca, obblighi finalizzati a dare unita di indirizzo alla gestione sociale della stessa. Tali limitazioni riguardano tutte le azioni della Banca di cui l'Acquirente sia direttamente od indirettamente titolare.

8.5   Le parti espressamente convengono che:

fermo restando, l'impegno a non esercitare i diritti di voto per le azioni detenute dall'Acquirente oltre al limite di cui al punto 8.1, il possesso da parte dell'Acquirente di un ulteriore numero di azioni che porti la percentuale dallo stesso detenuta a non eccedere il 7,5% del capitale ordinario della Banca, non rappresenta una violazione delle disposizioni di cui al presente contratto, ove tale possesso derivi (i) dall'esercizio di diritti gia acquisiti al 1 gennaio 1997, (ii) da acquisti posti in essere per soddisfare esigenze legate all'operativita quale intermediario mobiliare, alla gestione di liquidita mediante investimenti e disinvestimenti di tesoreria, in relazione a diritti di garanzia acquisiti nell'esercizio dell'attivita creditizia o per investimento delle riserve delle compagnie di assicurazione del gruppo o (iii) da obblighi assunti in qualita di partecipante al consorzio di coliocamento nell'Offerta Globale.

9.    Obblighi ulteriori delle parti

9.1 Premesso che e interesse generale della Holding e della Banca che la composizione del Consiglio di Amministrazione della Banca rispecchi le partecipazioni detenute da ciascuno degli azionisti stabili, la Holding si impegna a proporre e votare, in occasione dell'assemblea avente ad oggetto la nomina del Consiglio di Amministrazione per il triennio, 1998-2000, una lista di fino a 14 nominativi composta secondo il seguente criterio:

- 3 amministratori, fra cui il Presidente, di indicazione della Holding;
- 2 amministratori, di cui un Vicepresidente, di indicazione di ciascun soggetto che detenga un numero di azioni vincolate pari al 5% del capitale ordinario della Banca;
- 2 amministratori di indicazione di ciascun soggetto che detenga un numero di azioni vincolate inferiore al 5% e superiore o uguale al 3% del capitale ordinario della Banca;
- un amministratore di indicazione di ciascun soggetto, che detenga un numero di azioni viricolate inferiore al 3% e superiore o uguale al 2% del capitale ordinario della Banca .

L'Acquirente, per parte sua, si impegna a votare la lista che sara proposta dalla Holding secondo i suddetti criteri.

10.   Penale

10.1 La falsita anche di una sola delle dichiarazioni di cui ai punti 2.4, 7.2, 7.4, 7.5 e 7.6 o l'inadempimento di anche uno solo degli obblighi previsti ai punti 4, 5, 6, 8, e 9 nella loro, interezza, da diritto alla parte che si e comportata correttamente a richiedere, a titolo di penale, una somma pari at 30% del corrispettivo che l'Acquirente ha o avrebbe dovuto pagare in base alle disposizioni del presente contratto per il trasferimento delle Azioni.

11.   Spese di trasferimento

11.1 Ogni parte sosterre le spese ed i costi da essa sopportati in relazione al presente contratto.

12.   Adempimenti

12.1 La Holding si impegna a comunicare alla CONSOB ed alla Banca d'Italia il contenuto del presente accordo secondo le modalita e i termini previsti dalle disposizioni di legge. La Holding si impegna altresi come e per quanto richiesto dall'art. 10, quarto comma, Legge 18 febbraio 1992, n. 149, e da ogni altra disposizione di legge, a rendere pubblici, mediante pubblicazione per estratto su tre quotidiani a diffusione nazionale di cui due economici, gli accordi di cui at presente contratto. L'Acquirente autorizza la
Holding a provvedere agli annunci di cui sopra con un unico comunicato e con un unico annuncio nei quali sara riportato anche il contenuto degli accordi analoghi a quelli previsti net presente contratto;

12.2 le spese per gli adempimenti predetti sono a carico dell'Acquirente che si impegna a rimborsare alla Holding le spese sostenute entro 3 giorni dalla presentazione di idonei documenti giustificativi.

13.   Condizioni di efficacia

13.1 L'efficacia delle disposizioni di cui at presente contratto e condizionata all'ottenimento da parte dell'Acquirente, entro la data di Regolamento, di tutte le autorizzazioni necessarie per l'acquisto delle Azioni, di cui si impegna a dare pronta notizia alla Holding;

13.2 fermi gli effetti delta compravendita azionaria e delle disposizioni di cui al punto 16, l'efficacia delle altre disposizioni di cui al presente contratto e altresi condizionata al fatto che, entro la Data di Regolamento, la Holding abbia stipulato, in esecuzione della delibera di cui all'Allegato 3, altri contratti di stabilita con contenuti analoghi al presente in relazione alle medesime quantita di azioni vincolate, aventi per oggetto un numero di azioni della Banca che, comprese quelle di cui al presente contratto, e compresa la quota di disponibiliti della Holding del 5% del capitale ordinario della Banca, rappresentino almeno il 20% del capitale ordinario della stessa. La Holding si impegna a dare pronta notizia per iscritto all'Acquirente dell'avvenuta stipulazione di tali contratti di compravendita azionaria non appena sara stato raggiunto it limite di cui sopra e comunque non oltre il giorno precedente la Data di Regolamento.

14.   Confidenzialita

14.1 Le parti concordano, che quanto contenuto nel presente documento e da considerarsi riservato, obbligandosi a non dame notizia e a non renderne noto a terzi alcun elemento se non a seguito di adeguata previa consuliazione fra loro, fatte ovviamente salve tutte le comunicazioni richieste da norme di legge. L'obbligo di confidenzialita permane anche nell'ipotesi in cui il presente contratto non entri in vigore o venga risolto anticipatamente;

14.2 fermo quanto sopra, l'obbligo di confidenzialita non si applica alle comunicazioni rivolte alla Compagnia e alle controllanti dell'Acquirente.

15.   Condizione risolutiva

15.1 Fermi gli effetti delta compravendita azionaria e delle disposizioni di cui al punto 16, ogni altro accordo previsto nel presente contratto diviene inefficace nel caso in cui:

(i) venga, lanciata da terzi un'offerta pubblica d'acquisto o di scambio per un numero di azioni della Banca pari a quello detenuto globalmente dalla Holding o, ove questo sia inferiore al 15% del capitale ordinario della Banca, un numero di azioni pari at 15% del capitale ordinario della stessa;

(ii) un soggetto terzo, direttamente od indirettamente, o piu soggetti terzi legati da accordi fra loro, arrivi a detenere un numero di azioni pari a quello detenuto globalmente dalla Holding o, ove questo sia inferiore at 15% del capitale ordinario della Banca, un numero di azioni pari al 15% del capitale ordinario della stessa;

(iii)   il regolamento dell'offerta non avvenga entro il 23 dicembre 1997.

16.   Novazione

16.1  Le parti stabiliscono che, fermi gli effetti del trasferimento delle n.
14.858.618 azioni della BANCA e fatti salvi i punti 8.1, 8.2, 8.3, 8.4, 8.8 e 9 nella sua interezza, la firma del presente contratto di compravendita estingue e sostituisce interamente gli impegni reciprocamente assunti dalle parti in data 26 giugno 1995. Tuttavia qualora il regolamento dell'offerta non avvenga entro il 23 dicembre 1997, i rapporti tra le parti tomeranno automaticamente ad essere regolati secondo i precedenti impegni per quanto ancora attuali.

17.   Durata

17.1 Fermi gli effetti della compravendita azionaria e la diversa durata delle disposizioni di cui al punto 6.1 e relativo Allegato 2, ogni altro accordo previsto nel presente contratto termina e diviene inefficace 15 giorni prima del giomo di prima convocazione dell'assemblea della Banca chiamata ad approvare il bilancio per 1'esercizio al 31 dicembre 2000.

18.   Modificabilita

18.1 Gli impegni di cui ai punti 6, 8 e 9, essendo stati presi anche nell'interesse della Banca per salvaguardame in ogni caso la gestione sana e prudente e per favorire la buona riuscita dell'Offerta global, non possono essere modificati nemmeno con il mutuo consenso delle parri.

19.   Clausola arbitrale

19.1  Il presente contratto e sottoposto alla legge italiana;

19.2 ogni controversia inerente ad esso e al trasferimento delle azioni sara sottoposta, in base alle Regole di Conciliazione ed Arbitrato della Camera di Commercio Internazionale, al giudizio di un collegio composto da tre arbitri, di cui due nominati dalle parti ed il terzo, con funzioni di presidente, dai primi fur o, in difetto, ai sensi di dette Regole;

19.3 il Collegio avra sede in Ginevra, Svizzera, o in ogni altro luogo che le parti dovessero concordare;

19.4 gli arbitri decideranno ritualmente in diritto. Il lodo reso dal collegio arbitrale non sara soggetto ad impugnativa:

19.5  la lingua ufficiale del procedimento arbitrale sara l'inglese.

20.   Comunicazioni

20.1 Qualsiasi comunicazione richiesta o consentita dalle disposizioni di questo contratto dovra essere effettuata per iscrito e si intendera efficacemente e validamente eseguita al ricevimento della stessa, se effettuata per lettera o telegramma, o al momento di accusazione di ricevuta della macchina telefax, se effettuata via telefax, sempre che sia indirizzata come segue:

            - se indirizzata all'Acquirente, allo stesso presso:
            Banco Santander S.A.
            24 Paseo de la Castellana
            Madrid - Spain
            Telefono -1 342 7383
            Telefax n. - 1 3427359
            Attn. Mr. Jose M. Maceda

            - se alla Holding, alla stessa presso:
            Gruppo Bancario San Paolo S.p.A
            Galleria San Federico 16 - 10121 Torino
            Telefax n. 011 - 5557910
            Attn. Dort. Alfonso Iozzo

ovvero presso il diverso indirizzo o numero di telefax che ciascuna delle parti potra comunicare all'altra successivamente alla data di questo contratto in conformita alle precedenti disposizioni, restando inteso che presso gli indirizzi suindicati, ovvero presso i diversi indirizzi che potranno essere comunicati in futuro, le parti eleggono altresi il proprio domicilio ad ogni fine relativo a questo contratto, ivi compreso quello di eventuali notificazioni giudiziarie.

21.   Impegni della Compagni

La Compagnia, che firma il presente contratto per accettazione, si impegna a:

(i) non trasferire il controllo della Holding fintantoche questa detenga azioni della Banca ;

(ii) far si che la partecipazione da essa direttamnente o indirettamente detenuta nella Banca non sia superiore, alla scadenza degli impegni di stabilita, alla soglia prevista dall'art. 19, comma 6, D.Lg. 1 settembre 1993, n. 385, salvo che fatti straordinari non lo rendano economicamente sconveniente.

Terino 23 aprile 1997

                                   /s/ Gianni Zandano
                                   /s/ D. Emilio Botin-Sanz de Sautuola y
                                       Garcia de los Rios
                                   /s/ Henrique Leca


                     GRUPPO BANCARIO SAN PAOLO S.P.A,
          ESTRATTO DAL VERBALE DELL'ADUNANZA DEL 30 GENNAIO 1997
                     DEL CONSIGLIO DI AMMINISTRAZIONE

      Il trenta gennaio millenovecentonovantasette, alle ore 9 presso il Palazzo di Piazza San Carlo n. 156, Torino, si e riunito il Consiglio di Amministrazione della Societa.

               Sono presenzi:
Prof.          Gianni ZANDANO                     Presidente
Sig.           Michele MORETTI                    Vice Presidente
Dott.          Gian Franco GAMBIGLIANI ZOCCOLI    Vice Presidente
Dott.          Pietro ANTONELLI                   Consigliere
Dott.          Adriano CALVINI                    Consigliere
Dott.          Tommaso CAPITANIO                  Consigliere
Prof.          Gino CAVALLI                       Consigliere
Rag.           Marco DESIDERATO                   Consigliere
Dott.          Renato Tullio FERRARI              Consigliere
Prof.          Gregorio Paolo MOTTA               Consigliere.

      E' presente il Collegio Sindacale nelle persone del Presidente Dott. Giacomo VERME e dei Sindaci Effettivi Prof. Lamberto JONA CELESIA, Dott. Alessandro RAYNERI, Avv. Pier Giorgio SCOTTA e Avv. Francesco VESCE.

      Scusa l'assenza il Consigliere Lord Charles E. A. HAMBRO.

      Interviene il Direttore Generale Dott. Alfonso IOZZO.

      La redazione del verbale e curata dal Dott. Fernando SUGLIANO, Segretario del Consiglio, coadiuvato dal Dott. Ferruccio ROCCO.

Constatato che gli intervenuti sono in numero legale per la validita delle deliberazioni a norma dell'art. 16 dello Statuto, il Presidente dichiara aperta la seduta.


                                                                    Allegato 2

Contestualmente alla conclusione dei contratti di compravendita azionaria, la Holding si impegna a consegnare alla banca incaricata (il "Depositario") le azioni ordinarie delIa Banca di sua proprieta che, alla chiusura dell'Offerta Globale, eccederanno il 5% del capitale ordinario della stessa (le "Azioni eccedenti"), conferendo le seguenti istruzioni irrevocabili:

1. per l'intera durata del deposito, specificata al successivo punto 4, in occasione di ogni assernblea ordinaria il cui ordine del giorno preveda l'approvazione del bilancio a la nomina degli amministratori, il depositario provvedera a depositare le Azioni eccedenti ai sensi dell'art. 2370 c.c. e a consegnare il relativo biglietto di ammissione alla persona delegata dalla holding alle seguenti tassative condizioni:

(i) che almeno cinque giorni prima della scadenza del termine utile per il deposito delle azioni, la Holding faccia pervenire al depositario copia del mandato irrevocabilmente conferito, con firma autenticata, alla persona incaricata di rappresentare la Holding nell'assemblea di cui si tratta, recante l'istruzione irrevocabile di astensione dal voto nelle deliberazioni relative all'approvazione del bilancio e alla nomina degli amministratori, ferma ogni discrezionale istruzione da parte della Holding, anche in separato documento da non mostrarsi al depositario, relativamente ad ogni altra materia indicata nell'ordine del giorno;

(ii) che il rappresentante in tal modo istruito dalla Holding, al momenta del ritiro del biglietto di ammissione, consegni al depositario una dichiarazione attestante il proprio impegno ad astenersi dall'esercitare il diritto di voto portato dalle Azioni eccedenti in stretta conformita al mandato irrevocabile di cui al punto 1 (i), ed una dichiarazione della Holding con la quale la stessa si assume la responsabilita di eventuali inadempienze del rappresentante;

2.    nel caso in cui la Holding non rispetti le condizioni specificate in 1
(i), il Depositario non provvedera al deposito delle Azioni Eccedenti;

3. per l'intera durata del deposito, specificata al successivo punto 4, in caso di assemblea straordinaria o di assemblea ordinaria il cui ordine del giorno non preveda l'approvazione del bilancio a la nomina degli amministratori, il depositario provvedera a depositare le Azioni Eccedenti ai sensi dell'art. 2370 c.c. e a consegnare il biglietto di ammissione alla persona delegata dalla Holding senza nessuna restrizione;

4. il deposito e il mandato irrevocabile al depositario scadranno dopo l'assemblea che rinnovera il Consiglio di Amministrazione della Banca in scadenza con l'approvazione del bilancio per l'esercizio che si chiude al 31 dicembre 2000.

                                                         STRICTLY CONFIDENTIAL

                           SHARE SALE AGREEMENT
                                    AND
                           STABILITY COMMITMENTS


The Gruppo Bancario San Paolo S.p.A., domiciled in Turin, at Galleria San Federico 16, tax identification no. 06210270010, represented herein by its chairman, Gianni Zandano, who signs pursuant to the resolution of the Board of Directors dated January 30, 1997, a copy of which is attached to this agreement as Exhibit 1, hereinafter HOLDING

                                    AND

Banco Santander SA, domiciled in Santander, Spain, at Paseo de Pereda 9-12 (hereinafter "SANTANDER"), represented herein by its chairman, Emilio Botin-Sanz de Sautuola y Garcia de los Rios, acting herein pursuant to the power of attorney granted him at the meeting of the Executive Committee of April 21, 1997;

                                    and

its 100% owned subsidiary, Itasant, Sociedade Gestora de Participacoes Sociais, Sociedade Unipessoal, Lda ("ITASANT"), domiciled in Madeira, Avenida Arriaga 30-3 H, Funchal, represented herein by Henrique Leca, acting herein pursuant to the power of attorney granted him by the related meeting of the Board of Directors, jointly the PURCHASER

                                    WHEREAS

-    HOLDING is wholly owned by Compagnia di San Paolo (the "COMPANY");

- HOLDING owns 535,126,794 of the common shares of Istituto Bancario San Paolo di Torino S.p.A. (the "BANK"), which is equal to 65.58% of the share capital;

- on June 30, 1997, the Board of Directors of HOLDING approved a privatization plan (the "PRIVATIZATION PLAN") of the BANK, for the purpose of achieving the priority objective of transforming the BANK into a widely-held company. The PRIVATIZATION PLAN is divided into two phases:

o Phase I. Assignment by HOLDING of approximately 20% of the capital of the BANK by means of a private placement intended to create a group of shareholders of a stable nature, who are not related amongst themselves by any agreement, each of whom may not hold more than 5% of the common share capital of the BANK;

o Phase II. Global offer (the "GLOBAL OFFER") of shares of the BANK, in an amount equal to approximately 25% of the capital, to occur by means of a public offer in Italy (the "PUBLIC OFFER") and a placement with Italian and foreign professional investors (the "INSTITUTIONAL OFFER").

The same Board of Directors authorized the chairman, Gianni Zandano, to take the measures that are useful and necessary to the execution of the PRIVATIZATION PLAN;

- on January 30, 1997, the General Board of the COMPANY stated that it is in favor of the privatization of the BANK, based on the general lines of the aforesaid PRIVATIZATION PLAN;

- by means of a decree of February 12, 1997, the Ministry of the Treasury, pursuant to and for the purposes of art. 1, paragraph 4, of law no. 489 of November 26, 1993, as modified by art. 1, paragraph 7-ter of law no. 474 of July 30, 1994, agreed, for solely fiscal purposes, that the resolution of the COMPANY dated January 30, 1997, conforms to the directives dated November 18, 1994 of the same Ministry of the Treasury;

- on March 11, 1997, the General Board of the COMPANY gave a mandate to its chairman, Dr. Gianni Merlini, together with Gianni Zandano, to conduct discussions and to define stability agreements with minority shareholders, and also specifying that the General Board of the COMPANY would put in place specific resolutions conforming to the aforementioned ministerial decree of February 12, 1997;

- on March 11, 1997, the Board of Directors of HOLDING resolved to proceed with the GLOBAL OFFER;

- upon completion of the PRIVATIZATION PLAN, the capital of the BANK will be comprised as follows: a share equal to approximately 20% will be held by HOLDING; approximately 20% more will be held by stable shareholders, each of whom may hold no more than 5%; the remaining capital, equal to approximately 60%, will be placed in the market;

- as of the OFFER SETTLEMENT and up to the day following the shareholders' meeting that will be held by the Board of Directors of the BANK due on the approval of the financial statements for the fiscal year ended December 31, 2000, HOLDING shall limit, in the manner and according to the terms specified in Exhibit 2, the exercise of rights to vote on the shares that it possesses in excess of 5% of the common capital of the BANK (the "EXCESS SHARES"), as well as free salability of the same shares, in the manner and according to the terms specified in point 6.3;

- on April 16, 1997, the COMPANY definitively resolved to carry out the PRIVATIZATION PLAN and authorized HOLDING to enter into this share sale agreement and stability commitments (an excerpt from the resolution is attached as Exhibit 3 - together with the Institutional Investment Protocol - Exhibit 4);

- the commitments related to the prohibition on the purchase, sale, entering into para-corporate agreements, and also the commitment of HOLDING to limit the exercise of voting rights and to limit free salability of the EXCESS SHARES (as specified in points 6, 8 and 9) are held to be in accordance with the interest of the BANK in order to safeguard sound and prudent operations for the current minority shareholders and for those who subscribe to the GLOBAL OFFER;

-    the PURCHASER knows the fundamental elements of the PRIVATIZATION
     PLAN;

- with regard to the foregoing, the PURCHASER has received from Morgan Stanley & Co. Ltd., a broker charged by HOLDING with assisting it in the issue, the requested information;

                           WHEREAS, IN ADDITION

- by means of a contract entered into on June 2, 1995, HOLDING assigned to Istituto Mobiliare Italiano S.p.A. ("IMI") 14,858,618 common shares of the BANK, which is equal to 1.82% of the share capital of the same;

- by means of a contract entered into on June 6, 1996, HOLDING granted IMI an option to purchase a number of shares equal to 3% of the common capital of the BANK at a price of lire 10,300 per share, to be exercised no later than June 30, 1997;

- by means of a contract entered into on June 29, 1995 HOLDING assigned to Compagnie de Suez 3,714,655 common shares of the BANK, equal to 0.46% of the common capital of the same, undertaking to communicate before entering into any agreements with shareholders of the BANK;

- as of today's date, HOLDING and Kredietbank N.V. have entered into a share sale agreement and stability commitments with contents analogous to this agreement, but contingent upon approval by the General Board of the COMPANY, to be obtained no later than July 15, 1997

                                 * * * * *

- the PURCHASER owns, directly or indirectly, 31,091,118 common shares of the BANK, which is equal to approximately 3.81% of the share capital of the same;

- by means of a contract entered into on June 26, 1995, HOLDING granted the PURCHASER an option to purchase a number of shares equal to 3% of the common capital of the BANK at a price of lire 10,300 per share, to be exercised no later than June 30, 1997, and a series of commitments were assumed among the parties regarding the stability of the ownership relation (Exhibit 5);

- it is the intention of the PURCHASER to exercise, by means of this agreement, the aforementioned option right which shall enable it, as an exception to the aforementioned general principle, to own a number of shares that equal approximately 6.81% of the common capital of the BANK;

- it is the intention of the parties to replace, save for the exceptions specified below, the agreements contained in Exhibit 5 with the provisions of this agreement;

                         AND WHEREAS, IN ADDITION,

in this agreement

- SHARES means 24,479,786 common shares of the BANK, possession as of January 1, 1996, equal to 3% of the common capital of the same, which is the object of this agreement;

- SETTLEMENT DATE means the fifth business day following the issuance of the CONSOB authorization to file the information prospectus related to the PUBLIC OFFER, of which HOLDING undertakes to give prompt notice to the PURCHASER of the receipt of authorization from Banca d'Italia for the purchase of SHARES; if it occurs later, then the PURCHASER undertakes to give prompt notice to HOLDING;

- OFFER SETTLEMENT means the day on which payment for the shares placed under the PUBLIC OFFER shall occur, which in no case may be later than December 23, 1997;

                 NOW THEREFORE, THE PARTIES STIPULATE THAT

1.    Whereas clauses and exhibits

1.1 The whereas clauses and exhibits form an integral and inseparable part of this agreement, which is the entire manifestation of all of the understandings between HOLDING and the PURCHASER with regard to the purpose hereof.

2.    Purpose

2.1 The purpose of this agreement is the sale, connected to the exercise of the option described above, by HOLDING to the PURCHASER of the SHARES, as well as the assumption of stability commitments, pursuant to the terms and in the manner described hereafter;

2.2 the payment of the price for and the transfer of the SHARES shall take place as provided in points 4 and 5 below;

2.3 with regard to any eventuality, the PURCHASER declares that it has seen the draft of the financial statements of the BANK and the consolidated group statements for the fiscal year ended December 31, 1996 as approved by the Board of Directors on March 25, 1997;

2.4 HOLDING declares that the SHARES belong fully and exclusively to it and are free of rights and connections for/or in favor of third parties.

3.    The Price

3.1 The price for each of the SHARES related to the option described above, is Lire 10,300 (globally, the "PRICE").

4.    Payment

4.1   Payment of the PRICE occurs in one payment on the SETTLEMENT DATE.

5.    Method for transfer of the SHARES

5.1 HOLDING, on the SETTLEMENT DATE, deposits the SHARES, endorsed in favor of ITASANT, into account no. 825/830.550 at the BANK, Turin branch, Piazza San Carlo 156, registered to the same ITASANT;

5.2 The PURCHASER, on the SETTLEMENT DATE, pays the PRICE into account no. 700/10/517960 at the BANK, Turin branch, Piazza San Carlo 156.

6.    Commitments of HOLDING

6.1   HOLDING limits, in the manner and according to the terms specified in
Exhibit 2, the exercise of voting rights related to the EXCESS SHARES. As further guarantee of the irrevocability of the aforesaid commitment, HOLDING shall assume the same commitment to those that subscribe to the PUBLIC OFFER, and an appropriate clause shall be inserted in the information prospectus;

6.2 Save for the portfolio investment requirements related to the management of its own liquidity and the powers and obligations assumed in relation to the GLOBAL OFFER, HOLDING undertakes not to increase, for any reason and in any way, its own shareholding, whether directly or indirectly, by means of intermediaries, trust companies, or subsidiaries or by means of companies that control it, with control having the meaning specified in art. 23 of Law decree no. 385 of September 1, 1993;

6.3 HOLDING commits not to transfer for any reason, on or off the stock exchange, not to assign in beneficial ownership, not to establish a pledge nor to link in any way, in whole or in part, the EXCESS SHARES, unless:

               (i) the transfer is in favor of (a) the parent company or (b)
            subsidiaries pursuant to art. 2359 of the Civil Code, paragraph one, point 1). In the latter case the transfer may occur on condition that HOLDING gives notice to the PURCHASER in writing at least 10 days in advance and simultaneously delivers a statement from the assignee of acceptance of all of the obligations specified in this agreement. HOLDING, if it avails itself of the powers specified in this provision, is in any case obligated, in the event of sale of the subsidiary or reduction of its stake in said company to less than the limit specified in the aforementioned art. 2359 of the Civil Code, to repurchase the shares of the BANK as transferred above;

               (ii) the sale occurs after the exercise of the option rights held by third parties and granted by HOLDING prior to January
            1, 1997;

and, as of twelve months from the OFFER SETTLEMENT:

              (iii) the sale occurs by means of a public offer in
            accordance with the laws in effect;

               (iv) the sale occurs by means of a private negotiation and:
            (a) to the same purchaser, subsidiary or controlling companies, with control having the meaning specified in art. 23 of Law Decree no. 385 of September 1, 1993, the number of shares assigned is not more than 2% of the common capital of the BANK, and (b) following the sale, the purchaser or the entity that has control of it does not possess, directly or indirectly, a number of shares that is greater than 3% of the common capital of the same;

6.4 HOLDING commits not to transfer for any reason, whether on or off the stock exchange, to not assign beneficial use, to not establish a pledge nor connect in any other way 40,799,643 shares of the BANK (equal to 5% of the common capital of the same), unless such is in favor of (a) the parent company or (b) subsidiaries, pursuant to art. 2359 of the Civil Code, paragraph one, point 1). In the latter case HOLDING, or the company that is to transfer the shares of the BANK pursuant to this provision, shall notify the PURCHASER in writing of the transfer at least 10 days in advance and simultaneously deliver to the same a declaration from the assignee of acceptance of all of the obligations specified in this agreement. HOLDING, if it avails itself of the right specified in this provision, remains in any case obligated, in the event of sale of the subsidiary or reduction of its stake in said company to less than the limit stated in the aforementioned art. 2359 of the Civil Code, to repurchase the shares of the BANK transferred as above;

6.5 save for those agreements already entered into and those that will be entered into pursuant to the resolution contained in Exhibit 3, HOLDING commits to not enter into or to participate in agreements other than this agreement, with anyone and in any form, not even at term, that include a limitation on voting rights, obligations or powers that require advance consultation, obligations related to the transfer or the purchase of shares of the BANK, obligations intended to give unity of direction to the corporate management of the same. Such limitations apply to all the shares of the BANK that HOLDING directly or indirectly owns. However, HOLDING, in order to benefit the stabilization of the San Paolo security in the months following the GLOBAL OFFER, may request the purchasers of stakes of between 0.5% and 1.5% of the share capital, to commit not to transfer the shares purchased for a period of six months counting from the OFFER SETTLEMENT;

6.6 HOLDING guarantees that all of the stability agreements entered into pursuant to the resolution contained in Exhibit 3 shall have the same content in relation to the same quantities of connected shares;

6.7 HOLDING represents and warrants that the investment decisions made by other purchasers that have entered into stability agreements are not contingent on the assumption by the BANK of contractual commitments to said purchasers that are such as to create situations of inequality between investors;

6.8 HOLDING undertakes to propose and to vote at the shareholders' meeting of the BANK that will occur on April 30, 1997, based on the first call, and on May 2, 1997, based on the second call:

               (i) to increase the number of members of the Board of
            Directors of the BANK from the current 15 to a maximum of 20;
            and

              (ii) to appoint an administrator that is acceptable to the
            PURCHASER;

6.9 HOLDING undertakes to do everything in its power to have the Board of Directors of the BANK, as increased above, appoint the members of the new Executive Committee according to the following criteria: (i) the Chairman and Vice Chairman in office are to be confirmed, (ii) the members specified in point (i) are to be assisted by an administrator indicated by each subscriber holding connected shares that are less than or equal to 5% and greater than or equal to 3% of the share capital of the BANK.

7.    Declarations of the PURCHASER

The PURCHASER represents and warrants:

7.1 that it is a regularly established company operating in accordance with applicable law and the company bylaws, and that it has met all the requirements for obtaining the authorizations necessary for the purchase of the SHARES;

7.2 that it is not in liquidation or in a condition that could lead to it being subject to bankruptcy proceedings;

7.3 that the signer of this agreement has been granted the appropriate powers of attorney;

7.4 that it possesses, directly or indirectly, 31,091,118 common shares of the BANK, which is equal to approximately 3.81% of the common capital of the same;

7.5 save for those agreements contained in Exhibit 5, to not own stakes, directly or through an intermediary, through fiduciaries or by means of companies that it directly or indirectly owns, or by means of those companies that control it, with control defined as specified in art. 23 of Law Decree no. 385 of September 1, 1993, in agreements entered into with anyone and in any form, not even at term, that include a limitation on voting rights, obligations or powers requiring advance consultation, obligations regarding the transfer or the purchase of shares of the BANK, obligations intended to give unity of direction to the company management of the same;

7.6 to not act, with respect to the purchase of the SHARES, in concert with other entities and to not act on behalf of third parties.

8.    Commitments of the PURCHASER

The PURCHASER commits:

8.1 to not exercise the voting rights acquired in any manner for the shares it owns that are in excess of 5% of the common capital of the BANK;

8.2 that, whereas, by virtue of this agreement, the PURCHASER will own a number of shares equal today to approximately 6.81% of the common capital of the BANK, to not increase, for any reason or in any form, its shareholding, whether directly or indirectly, by means of an intermediary, of a trust company or a subsidiary or by means of the companies that control it, with control having the meaning stated in art. 23 of Law Decree no. 385 of September 1, 1993. Save for the commitment stated in point 8.5, if the shareholding of the PURCHASER should be reduced to below the 5% limit, it shall not purchase new shares above the 5% limit;

8.3 to not transfer for any reason, on or off the stock exchange, to not assign in beneficial use, to not give in pledge nor to link in any way, in whole or in part, 40,799,643 common shares of the BANK (equal today to 5% of the common capital of the same), unless in favor of the parent company or companies owned by it or by their parents pursuant to art. 2359 of the Civil Code, paragraph one, point 1). In such case, the PURCHASER, or the company to which the latter intends to transfer the shares of the BANK pursuant to this provision, shall notify HOLDING in writing of the transfer at least 10 days in advance and shall simultaneously deliver to the same a declaration from the assignee of acceptance of all of the obligations specified in this agreement. The PURCHASER, if it avails itself of the right specified in this provision, remains in any case obligated, in the event of sale of the subsidiary or reduction of the shareholding in said company to less than the limit specified in the aforementioned art. 2359 of the Civil Code, to repurchase the shares of the BANK as transferred above;

8.4 to not enter into or participate in future agreements other than this agreement, entered into with anyone and in any form, that include a limitation on the right to vote, obligations or powers that require advance consultation, obligations related to the transfer or the purchase of shares of the BANK, obligations intended to give unity of direction to the corporate management of the same. Such limitations apply to all the shares of the BANK that are owned, directly or indirectly, by the PURCHASER.

8.5   The parties expressly agree that:

save for the commitment not to exercise the rights to vote for the shares held by the PURCHASER that are over the limit specified in point 8.1, the possession by the PURCHASER of additional shares that brings the percentage it holds to less than 7.5% of the common capital of the BANK, does not represent a violation of the provisions of this agreement, or such possession derives
(i) from the exercise of rights already acquired on January 1, 1997, (ii) from purchases effected to satisfy requirements connected to broker activity, liquidity management by means of treasury purchases and sales, in relation to guarantee rights acquired in the exercise of loan activity or for investment of the reserves of the group's insurance companies or (iii) from obligations assumed in the capacity of participant in the placement consortium of the GLOBAL OFFER.

9.    Additional obligations of the parties

9.1 Whereas it is of general interest to HOLDING and the BANK that the composition of the Board of Directors of the BANK reflect the shareholdings of each of the stable shareholders, HOLDING commits to propose and to vote for, on the occasion of the shareholders' meeting to occur for the purpose of appointing the Board of Directors for the three year period, 1998-2000, a list of up to 14 nominees composed based on the following criteria:

            - 3 directors, including the Chairman, to be appointed by HOLDING;

            - 2 directors, including the Vice Chairman, to be appointed by each entity that holds a number of linked shares equal to 5% of the common capital of the BANK;

            - 2 directors to be indicated by each entity that holds a number of linked shares that is less than 5% and greater than or equal to 3% of the common capital of the BANK;

            - one director to be appointed by each entity that holds a number of linked shares that is less than 3% and greater than or equal to 2% of the common capital of the BANK.

The PURCHASER, for its part, commits to vote for the list that shall be proposed by HOLDING based on the aforementioned criteria.

10.   Penalty

10.1 The falsity of even one of the declarations contained in points 2.4, 7.2, 7.4, 7.5 and 7.6, or non-performance of even one of the obligations specified in points 4, 5, 6, 8 and 9 in their entirety, gives the right to the party that has performed properly to request, by way of penalty, an amount equal to 30% of the amount that the PURCHASER has or should have paid based on the provisions of this agreement for the transfer of the SHARES.

11.   Transfer expenses

11.1 Each party shall be responsible for the expenses and costs it incurs by reason of this agreement.

12.   Positive covenants

12.1 HOLDING undertakes to notify CONSOB and Banca d'Italia of the content of this agreement in accordance with the forms and terms specified by legal provisions. HOLDING further undertakes, as and to the extent required by art. 10, paragraph four, Law no. 149 of February 18, 1992, and by any other legal provision, to make public, by means of publication of a statement in three daily newspapers distributed on a national basis, of which two are financial papers, the agreements contained in this agreement. The PURCHASER authorizes HOLDING to carry out the aforesaid announcements with a single communication and with a single announcement which will report, in addition, the content of the agreements similar to those specified in this agreement;

12.2 The expenses related to the above covenants are for the account of the PURCHASER, who undertakes to reimburse HOLDING for the expenses incurred within 3 days of presentation of the appropriate supporting documents.

13.   Conditions for effectiveness

13.1 The effectiveness of the provisions of this agreement are contingent upon the PURCHASER obtaining, no later than the SETTLEMENT DATE, all of the authorizations needed for the purchase of the SHARES, of which it undertakes to give prompt notice to HOLDING;

13.2 Without prejudice to the effects of the share sale and the provisions of point 16, the effectiveness of the other provisions of this agreement is also contingent on the fact that, no later than the SETTLEMENT DATE, HOLDING shall have entered into, pursuant to the resolution contained in Exhibit 3, other stability agreements with contents similar to this agreement in relation to the same number of linked shares, covering a number of shares of the BANK that, including those covered by this agreement, and including the available share of HOLDING of 5% of the common capital of the BANK, represent at least 20% of the common capital of the same. HOLDING undertakes to give prompt notice in writing to the PURCHASER of the future stipulation of such share sale agreements as soon as the limit described above is reached and in any case no later than the day preceding the SETTLEMENT DATE.

14.   Confidentiality

14.1 The parties agree that the contents of this document are to be considered confidential, and commit to not give notice of and to not provide to third parties any element without prior appropriate consultation between the parties, save obviously for all communications requested pursuant to applicable laws. The obligation of confidentiality remains in effect even in the event that this agreement does not go into effect or is cancelled early.

14.2 Notwithstanding the above, the obligation of confidentiality does not apply to the communications sent to the COMPANY and to the parent companies of the PURCHASER.

15.   Resolutory Conditions

15.1 Notwithstanding the effects of the share sale and the provisions contained in point 16, any other agreement specified in this agreement becomes ineffective in the event that:

               (i) third parties make a public offer to purchase or
            exchange a number of shares of the BANK equal to the total number held by HOLDING or, if this number is less than 15% of the common capital of the BANK, a number of shares equal to 15% of the common capital of the same;

              (ii) a third party entity, directly or indirectly, or a
            number of third parties linked by agreements amongst them, comes to hold a number of shares equal to the total number held by HOLDING or, if this number is less than 15% of the common capital of the BANK, a number of shares equal to 15% of the common capital of the same;

             (iii) the OFFER SETTLEMENT does not occur by December 23, 1997.

16.   Novation

16.1 The parties establish that, notwithstanding the effects of the transfer of 14,858,618 shares of the BANK and save for points 8.1, 8.2, 8.3, 8.4, 8.8 and 9, in their entirety, the signing of this sales agreement entirely extinguishes and replaces the commitments mutually assumed by the parties on June 26, 1995. However, if the OFFER SETTLEMENT does not occur by December 23, 1997, the relationships between the parties shall automatically be governed again according to the aforesaid commitments, to the extent that they are still current.

17.   Duration

17.1 Without prejudice to the effects of the share sale agreement and the differing duration of the provisions of point 6.1 and related Exhibit 2, every other agreement specified in this agreement terminates and becomes ineffective 15 days prior to the day of the first call to the shareholders' meeting of the BANK, called to approve the financial statement for the fiscal year ended December 31, 2000.

18.   Modification

18.1 The commitments contained in points 6, 8 and 9, having been made also in the interest of the BANK in order to safeguard sound and prudent management and in order to aid in the success of the GLOBAL OFFER, may not be modified even by mutual agreement of the parties.

19.   Arbitration clause

19.1  This agreement is subject to Italian law;

19.2 any dispute related to this agreement and to the transfer of the SHARES shall be subject, based on the Conciliation and Arbitration Rules of the International Chamber of Commerce, to the judgment of a panel consisting of three arbitrators, of whom two shall be appointed by the parties and the third, who shall act as the chairman, appointed by the first two, or failing such, pursuant to the aforesaid Rules;

19.3 the Panel shall be located in Geneva, Switzerland, or in any other place that the parties may agree upon;

19.4 the arbitrators shall make a decision based on the law. The award made by the arbitration panel may not be contested;

19.5  the official language of the arbitration proceeding shall be English.

20.   Notices

20.1 Any notice required or allowed according to the provisions of this agreement shall take place in writing and shall be understood to be effectively and validly given upon the receipt of the same, if made by letter or telegram, or at the time of acknowledgement of receipt of the fax machine, if made by fax, provided that it is addressed as follows:

       - if addressed to the PURCHASER, to:
       Banco Santander S.A.
       24 Paseo de la Castellana
       Madrid - Spain
       Telephone - 1 342 7383
       Fax - 1 342 7359
       Attn: Mr. Jose M. Maceda

       - if addressed to HOLDING, to:
       Gruppo Bancario San Paolo S.p.A.
       Galleria San Federico 16 - 10121 Torino
       Fax no. 011 - 5557910
       Attn: Dr. Alfonso Iozzo

or to any other address or fax number that either of the parties may communicate to the other party subsequent to the date of this agreement pursuant to the foregoing provisions, on the understanding that at the aforesaid addresses, or at any other addresses that may be communicated in the future, the parties elect their own domicile for all purposes related to this agreement, including that of any legal notices.

21.   Commitments of the COMPANY

The COMPANY, which signs this agreement as indication of acceptance, commits:

               (i) not to transfer control of HOLDING as long as the latter holds shares of the BANK;

              (ii) to ensure that its shareholding, whether direct or
            indirect, in the BANK, is not greater than, as of the expiration of the stability commitments, the threshold specified by art. 19, paragraph 6, Law Decree no. 385 of September 1, 1993, unless extraordinary events make such economically improper.

Turin, April 23, 1997

                                   /s/ Gianni Zandano
                                   /s/ D. Emilio Botin-Sanz de Sautuola y
                                       Garcia de los Rios
                                   /s/ Henrique Leca


                     GRUPPO BANCARIO SAN PAOLO S.P.A.
          EXCERPT FROM THE MINUTES OF THE MEETING OF JANUARY 30,
                      1997, OF THE BOARD OF DIRECTORS

               On the thirtieth of January of nineteen hundred and ninety-seven, at 9:00 a.m., at the Palazzo di Piazza San Carlo no. 156, Turin, the Board of Directors of the Company met.

               Present were:
               Prof. Gianni ZANDANO                    Chairman
               Mr. Michele MORETTI                     Vice Chairman
               Dr. Gian Franco GAMBIGLIANI ZOCCOLI     Vice Chairman
               Dr. Pietro ANTONELLI                    Director
               Dr. Adriano CALVINI                     Director
               Dr. Tommaso CAPITANIO                   Director
               Prof. Gino CAVALLI                      Director
               Marco DESIDERATO, CPA                   Director
               Dr. Renato Tullio FERRARI               Director
               Prof. Gregorio Paolo MOTTA              Director

               The Board of Auditors was present, in the persons of the Chairman, Dr. Giacomo VERME, and the Regular Auditors, Prof. Lamberto JONA CELESIA, Dr. Alessandro RAYNERI, Pier Giorgio SCOTTA, esq., and Francesco VESCE, esq.

               The absence of Director Lord Charles E. A. HAMBRO is excused.

               General Manager Dr. Alfonso IOZZO participating.

               The minutes were prepared by Dr. Fernando SUGLIANO, Secretary of the Board, assisted by Dr. Ferruccio ROCCO.

                                  * * * *

               Having established that the participants constitute the legal number for validity of the deliberations, pursuant to art. 16 of the Bylaws, the Chairman declared the meeting open.


                                                                     Exhibit 2

Simultaneous with the conclusion of the share sale agreements, HOLDING undertakes to deliver to the bank entrusted (the "DEPOSITARY") the common shares of the BANK that it owns that, upon closing of the GLOBAL OFFER, are in excess of 5% of the common capital of the same (the "EXCESS SHARES"), and establishing the following irrevocable instructions:

1. for the entire duration of the deposit specified in point 4 below, at the time of each ordinary shareholders' meeting at which the agenda includes approval of the financial statements or the appointment of directors, the DEPOSITARY shall arrange to deposit the EXCESS SHARES pursuant to art. 2370 of the Civil Code and to deliver the related admission ticket to the person appointed by HOLDING on the following specific conditions:

            (i) that at least five days prior to the expiration of the period for deposit of the shares, HOLDING shall deliver to the DEPOSITARY a copy of the mandate that has been irrevocably conferred, with an authenticated signature, upon the person entrusted with representing HOLDING at the shareholders' meeting in question, canceling the irrevocable instructions to abstain from voting in the deliberations related to approval of the financial statements and to the appointment of directors, without prejudice to any other discretionary instructions given by HOLDING regarding any other matter specified in the agenda;

            (ii) that the representative who has been so instructed by HOLDING, at the time of withdrawing the admission ticket, delivers to the DEPOSITARY a statement attesting to the commitment to abstain from exercising the right to vote carried by the EXCESS SHARES in strict compliance with the irrevocable mandate specified in point 1 (i), and a statement from HOLDING assuming responsibility for any non-compliance of the representative;

2. if HOLDING does not respect the conditions specified in 1 (i), the DEPOSITARY shall not arrange for the deposit of the EXCESS SHARES;

3. for the entire duration of the deposit specified in point 4 below, if there is a special shareholders' meeting or ordinary shareholders' meeting for which the agenda does not include approval of the financial statements or the appointment of directors, the DEPOSITARY shall arrange for the deposit of the EXCESS SHARES pursuant to art. 2370 of the Civil Code and to deliver the admission ticket to the person appointed by HOLDING with no restrictions;

4. the deposit and the irrevocable mandate of the DEPOSITARY shall expire after the shareholders' meeting held by the Board of Directors of the BANK for the approval of the financial statements for the fiscal year ending December 31, 2000.